CUDD & ASSOCIATES
                             10157 East Fair Circle
                            Englewood, Colorado 80111
Telephone:  (303) 861-7273       FAX:  (303) 683-1526  E-mail:  pat@cuddlaw.com
            (303) 861-7560

                                  March 14, 2004






Board of Directors
Internet Auditions, Inc.
3901 East Orchard Road
Littleton, Colorado  80112

Dear Messrs. McKelvey and Conley:

         I have acted as counsel to Internet Auditions, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form SB-1, including all pre- or post-effective amendments thereto (collectively, the "Registration Statement"), which Registration Statement is being filed with the U.S. Securities and Exchange Commission under Section 5 of the Securities Act of 1933 on or about the date hereof. The Registration Statement relates to a maximum of 2,430,000 shares (the "Shares") of common stock, no par value per share, that may be offered and sold from time to time by the selling shareholders listed in Part I., Items 4. and 7.(b), and Part II,
Item 4., of the Registration Statement.

         In connection with this opinion, I have examined the Company's Articles of Incorporation; the Company's Bylaws; minutes of the Company's corporate proceedings and unanimous written consents in lieu thereof, as made available to me by the executive officers and directors of the Company; executed copies of such Registration Statement, and all exhibits thereto in the form filed with the Commission; and such matters of law deemed necessary by me in order to deliver the within opinion.

         In the course of my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, I have relied upon information furnished to me by the executive officers and directors of the Company.

Board of Directors
Internet Auditions, Inc.
March 14, 2003
Page 2


         On the basis of the foregoing, and solely in reliance thereon, I am of the opinion that the Shares have been duly authorized and are validly issued, fully-paid and nonassessable. Upon effectiveness of the Registration Statement by order of the Securities and Exchange Commission (or upon the twentieth day following the filing of an amendment indicating the intention to become effective by operation of the terms of Section 8(a) of the Securities Act of
1933) and the necessary state securities authorities and upon delivery of the Shares to purchasers against payment therefor in the manner described in the Registration Statement, the Shares will continue to be duly authorized and validly issued, fully-paid and nonassessable.

         I hereby consent to the filing of this letter as Exhibit (5) to the Registration Statement and to the reference to Cudd & Associates in the Registration Statement.

                                                          Very truly yours,

                                                          CUDD & ASSOCIATES

                                                          /s/ Patricia Cudd

                                                          Patricia Cudd

PC:das